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                                                                     Exhibit 8.2



The Directors
AerCo Limited
C/o AerFi Administrative Services Limited                Our ref  pob/aos/169073
Aviation House
Shannon                                                          7 December 2000
Co Clare

The other addressees listed on Schedule I hereto

Dear Sirs and Madam

We have been asked to provide this opinion to you in connection with certain tax matters set out in the Registration Statement dated 7 December 2000 (the "Registration Statement").

OPINION


1 We are of opinion that none of ALPS 94, AerCo USA or Baltic Airlease III LLC (together "the Companies") will be subject to Irish income tax or corporation tax on its non-Irish source income.

     This opinion is based on the assumptions (i) that the Companies will include and retain in their constitutional documents provisions to the effect that the business of the Companies will be managed by their respective directors ("the Directors"), the Directors shall have no power to enter into any contract or to sign any document on behalf of the Companies in Ireland, the Directors will not appoint any person, other than AerFi Group, AerFi Administrative Services or AerFi Cash Manager II to be the agent or employee of the Companies if such agent or employee is resident in Ireland, neither the Directors nor any committee of them shall have any power to undertake or perform any official act on behalf of the Companies in Ireland and, in relation to telephone communications, the Directors shall not make any Board or committee decision unless each Director participating in such telephone call is physically present in a jurisdiction outside Ireland, and (ii) that the Companies comply with the provisions noted at (i).

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kpmg                                                               AERCO LIMITED

                                                                 7 December 2000


2 We are of opinion that AerCo Limited and its Irish-resident subsidiary companies will be entitled to the corporate tax benefits (including the reduced 10% corporation tax rate) applicable to Shannon, Ireland certified companies. This opinion is based on the assumptions that AerFi Group holds and will continue to hold a 5% shareholding in AerCo Limited, that AerFi Group will maintain its business operations and certain minimum employment levels at Shannon, Ireland and that AerFi Administrative Services and AerFi Cash Manager II will continue to act as administrative agent and cash manager, respectively, of AerCo Group.

3 We are of opinion that payments of lease rentals to be made by lessees to AerCo Limited and its Irish-resident subsidiary companies will not be subject to Irish Value-Added Tax in any case where the aircraft are used or to be used by a transport undertaking operating for reward chiefly on international routes.

4 We are of opinion that there will be no withholding or deduction on account of Irish taxes with respect to principal and interest paid by AerCo Limited on the Subclass A-3, A-4, B-2 or C-2 global notes ("the Notes") or on any payment of principal and interest on the book-entry interests. This opinion, insofar as it relates to interest, is based on a number of assumptions, including that the Notes will at all relevant times be listed on a stock exchange which is a recognised stock exchange for the relevant purposes of Irish tax law (the Luxembourg Stock Exchange is so recognised), that, under the law of New York, being the law which governs the Notes, the Notes are in bearer form, are transferable to any person by physical delivery and, subject to the effect of the Deposit Agreement between AerCo and Bankers Trust dated 15 July 1998, are freely negotiable, and that interest on the Notes and on the book-entry interests is paid by a non-Irish paying agent.

5 We are of opinion that the issue of definitive notes may cause interest payments thereon to be subject to Irish withholding tax at the standard income tax rate (which is 22% up to 5 April 2001 changing to 20% from 6 April 2001).

6 We confirm that in our opinion the attached extracts from the Registration Statement are a fair statement of the relevant provisions of Irish tax law and practice.

SCOPE OF OPINION

This opinion is based on existing Irish tax law and practice. As to certain matters we have relied on current Revenue practice and on confirmations obtained from the Revenue Commissioners of Ireland.

This opinion is based on the facts and assumptions outlined in this letter and in the Prospectus. The opinion may be subject to change in the event of changes in those facts or assumptions. This opinion addresses only the matters of Irish taxation specified herein. It does not address


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kpmg                                                               AERCO LIMITED

                                                                 7 December 2000


any other Irish tax issues relevant to the contemplated transactions or non-Irish tax considerations relevant thereto.



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kpmg                                                               AERCO LIMITED

                                                                 7 December 2000


This opinion is addressed to, and is solely for the benefit of, the addressees and their legal advisers. We do consent to the use of this opinion as an exhibit
to the AerCo Limited Registration Statement on Form F-4 (file number          )
to be filed with the Securities and Exchange Commission. This opinion may not be relied upon by, or disclosed to, any other person without our prior written consent.


Yours faithfully

/s/ KPMG
KPMG


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kpmg                                                               AERCO LIMITED

                                                                 7 December 2000


Schedule I

Bankers Trust Company
4 Albany Street
New York
NY 10006
U.S.A.
(not in its individual capacity but solely in its capacity as Trustee)

Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA
(on its own behalf and on behalf of the other Initial Purchasers)

Standard & Poor's Ratings Group
25 Broadway
New York
New York 10004

Moody's Investors Services, Inc.
99 Church Street
New York
New York 10007

Fitch Ratings Limited
Eldon House
2 Eldon Street
London EC2A 7UA
England

Lehman Brothers Inc.
c/o Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA




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kpmg                                                               AERCO LIMITED

                                                                 7 December 2000


Credit Suisse First Boston Corporation
c/o Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA

First Union Securities Inc.
c/o Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA

Salomon Smith Barney Inc.
c/o Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA



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